UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2010 (March 26, 2010)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On March 26, 2010, Behringer Harvard Multifamily OP I LP (“BHMF OP”), the operating partnership of Behringer Harvard Multifamily REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), and Behringer Harvard Orange, LLC, a wholly owned subsidiary of BHMF OP, which owns a multifamily community, commonly known as Grand Reserve Orange in Orange, Connecticut (collectively, the “Borrower”) entered into a secured credit agreement (the “Credit Agreement”) providing for up to $150 million of secured borrowings with NorthMarq Capital, LLC, as lender and as servicer (referred to herein as the “Lender” and as the “Servicer,” in its respective roles).  The Lender has advised us that it intends to sell and assign the facility under the Credit Agreement to the Federal Home Loan Mortgage Corporation (“Freddie Mac”), although the Lender will continue to act as the Servicer of the facility on behalf of Freddie Mac.  Under the Credit Agreement BHMF OP may borrow up to $150 million of revolving loans (the “Commitment”), considered borrowing tranches (all such outstanding tranches collectively referred to as the “Loan”).

We intend to use the Loan for general corporate and working capital purposes, including financing further acquisitions and placing debt on communities we initially purchase in all-cash transactions.  The facility matures on April 1, 2017.  Draws under the facility will be secured by multifamily communities directly owned by our subsidiaries, and those communities will comprise a collateral pool under the Credit Agreement (the “Collateral Pool”).  The aggregate Loan is limited to 70% of the value of the Collateral Pool.  Currently, the Collateral Pool includes only Grand Reserve Orange; we may add and remove multifamily communities from the Collateral Pool in compliance with requirements under the Credit Agreement.

Borrowing tranches under the facility bear interest at a “base rate” (calculated as either the one-month or three-month LIBOR rate plus the applicable margin).  As of March 26, 2010, the base rate for the first borrowing tranche was 2.33% per annum based on one-month LIBOR.  The Loan requires monthly interest-only payments.  The current amount outstanding under the facility is $10 million.

BHMF OP has the right to prepay the outstanding amount of the Loan, in whole or in part, at any time in an amount of no less than the outstanding principal balance and accrued interest of the entire borrowing tranche being prepaid.

BHMF OP is required to pay certain fees under the Credit Agreement, including a monthly unused facility fee (the “Unused Facility Fee”) for any unused portion of the facility of 1.0% of the amount by which the Commitment exceeds the greater of $112.5 million or the outstanding principal amount of any revolving loans.  BHMF OP also must pay an annual minimum usage fee based on a formula (the “Minimum Usage Fee”) if the average annual outstanding borrowings do not at least equal 75% of the Commitment.  In connection with closing, BHMF OP paid fees totaling approximately $600,000.

Upon the occurrence of any event of default, the Lender shall be entitled to accelerate the Loan and collect as liquidated damages any prepayment fee applicable to any outstanding borrowing tranches and an early termination fee.  The early termination fee is equal to the greater of (a) 1.0% of the Commitment or (b) the sum of (1) the liquidated Unused Facility Fee multiplied by 25% of the Commitment and (2) the liquidated Minimum Usage Fee.

The Credit Agreement contains customary provisions in respect of events of default, affirmative, negative and financial covenants and representations, warranties and borrowing conditions.  In particular, the Credit Agreement requires us to maintain consolidated net worth of at least $150 million, liquidity of at least $15 million and net operating income of the Collateral Pool to be no less than 155% of the facility debt service cost.

The information set forth above with respect to the Credit Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Credit Agreement and related loan documents.

Item 7.01               Regulation FD Disclosure.

On March 31, 2010, we issued a press release announcing the revolving credit facility described in Item 1.01 of this Report.  A copy of the press release, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

99.1       Press Release, dated March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Dated: March 31, 2010	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 31, 2010.